Exhibit 99.1
3M transfers a portion of U.S. pension payment obligations

St. Paul, Minn., June 13, 2024 – 3M (NYSE: MMM) announced that it purchased a group annuity contract and will transfer a portion of its U.S. pension payment obligations under the 3M Employee Retirement Income Plan (ERIP) to Metropolitan Tower Life Insurance Company (Met Tower Life), an insurance company. Under the contract, 3M will transfer approximately $2.5 billion of its defined benefit pension obligations and related plan assets for approximately 23,000 U.S. retirees and beneficiaries to Met Tower Life. This represents approximately 60% of ERIP retiree participants. The contract was purchased using assets from 3M’s ERIP trust and no additional funding contribution was required as part of this transaction.

On October 1, 2024, Met Tower Life will begin paying and administering the retirement benefits of the retirees and beneficiaries included in this annuity transfer. This change will not affect the amount of individuals’ monthly benefit payments. This decision does not impact current employees. Retirees and beneficiaries who are included in this annuity transfer will be notified this month.

In connection with this transaction, the company expects to recognize an estimated non-cash pre-tax non-operating pension settlement charge of between $0.8 and $0.9 billion in the quarter ending June 30, 2024. The actual settlement charge will depend on finalization of actuarial assumptions, including discount rate, as well as the fair value of plan assets as of the measurement date. 3M will exclude this settlement charge in arriving at non-GAAP results. Therefore, it will not impact the Company’s second quarter or full year 2024 adjusted net income or adjusted free cash flow.

About 3M

3M (NYSE: MMM) believes science helps create a brighter world for everyone. By unlocking the power of people, ideas and science to reimagine what's possible, our global team uniquely addresses the opportunities and challenges of our customers, communities, and planet. Learn how we're working to improve lives and make what's next at 3M.com/news.

Forward-Looking Statements
This news release contains forward-looking statements related to 3M’s defined benefit pension obligations. You can identify these statements by the use of words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “would,” “forecast” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: (1) risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans, including those related to financial markets and interest rates, the value of plan assets, legislative or regulatory changes, and other matters that may impact the timing or amount of the Company’s defined benefit pension and postretirement plan obligations; (2) worldwide economic, political, regulatory, international trade, geopolitical, capital markets and other external conditions and other factors beyond the Company’s control, including inflation, recession, military conflicts, and natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (3) foreign currency exchange rates and fluctuations in those rates; (4) liabilities and the outcome of contingencies related to certain fluorochemicals known as “PFAS,” including liabilities related to claims, lawsuits, and government regulatory proceedings concerning various PFAS-related products and chemistries, as well as risks related to the Company’s plans to exit PFAS manufacturing and discontinue use of PFAS across its product portfolio; (5) risks related to the class-action settlement to resolve claims by public water systems in the United States regarding PFAS; (6) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s reports on Form 10-K, 10-Q, and 8-K (the “Reports”); (7) competitive conditions and customer preferences; (8) the timing and market acceptance of new product and service offerings; (9) the availability and cost of purchased components, compounds, raw materials and energy due to shortages, increased demand and wages, supply chain interruptions, or natural or other disasters; (10) unanticipated problems or delays with the phased implementation of a global enterprise resource planning system, or security breaches and other disruptions to the Company’s information technology infrastructure; (11) the impact of acquisitions, strategic alliances, divestitures, and other strategic events resulting from portfolio management actions and other evolving business strategies; (12) operational execution, including the extent to which the Company can realize the benefits of planned productivity improvements, as well as the impact of organizational restructuring activities; (13) the Company’s credit ratings and its cost of capital; (14) tax-related external conditions, including changes in tax rates, laws, or regulations; (15) matters relating to the spin-off of the Company’s Health Care business, including the risk that the expected benefits will not be realized; the risk that the costs or dis-synergies will exceed the anticipated amounts; potential business disruption; the diversion of management time; the impact of the transaction on the Company’s ability to retain talent; potential impacts on the Company’s relationships with its customers, suppliers, employees, regulators and other counterparties; the ability to realize the desired tax treatment; the risk that any consents or approvals required will not be obtained; risks under the agreements and obligations entered into in connection with the spin-off, and (16) matters relating to Combat Arms Earplugs (“CAE”), including those related to the August 2023 settlement that is intended to resolve, to the fullest extent possible, all litigation and alleged claims involving the CAE sold or manufactured by the Company’s subsidiary Aearo Technologies and certain of its affiliates and/or the Company. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The Company assumes no obligation to update any forward-looking statements discussed herein as a result of new information or future events or developments.

Investor Contact:
Bruce Jermeland
(651) 733-1807
or
Diane Farrow
(612) 202-2449
or
Eric Herron
(651) 233-0043

Media Contact:
Sean Lynch
Slynch2@mmm.com